Exhibit 99.2

Alector Announces the Appointment of Paula Hammond, Ph.D., to the Board of Directors

SOUTH SAN FRANCISCO, Calif., March 23, 2020 (GLOBE NEWSWIRE) -- Alector, Inc. (Nasdaq: ALEC) today announced the addition of Paula Hammond, Ph.D., to the Company’s Board of Directors. Dr. Hammond is the David H. Koch Chair Professor of Engineering and Department Head, Chemical Engineering at the Massachusetts Institute of Technology (MIT), a member of MIT’s Koch Institute for Integrative Cancer Research and a founding member of the MIT Institute for Soldier Nanotechnology.

“At Alector, we are building a leading biotechnology company, and as part of those efforts, we are partnering with top scientists, drug developers and business leaders to advise us and support our ambitious goal of curing neurodegeneration,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “Paula brings more than 25 years of scientific excellence to our Board. Her expertise in applying scientific innovation to advances in drug delivery will be an asset to our team as we continue to develop first-in-class medicines for these unmet medical needs. We are very pleased to welcome her to Alector’s Board of Directors, and we look forward to leveraging her expertise as we advance our programs through clinical development.”

Dr. Hammond is one of only 25 distinguished scientists elected to all three national academies, the National Academy of Sciences, the National Academy of Engineering and the National Academy of Medicine. Dr. Hammond is also a member of the American Academy of Arts and Sciences, has published over 300 papers and holds more than 20 patents based on her research at MIT. Dr. Hammond holds a Ph.D. and an S.B. in chemical engineering from MIT, and an M.S. in chemical engineering from the Georgia Institute of Technology. Her laboratory at MIT designs polymers and nanoparticles for targeted drug delivery to address cancer, wound healing and regenerative medicine.

“Alector’s mission of discovering and developing treatments for patients suffering from neurodegenerative diseases is not a small feat. After meeting Arnon, other members of the Alector team and the rest of the Board, I am confident in their commitment to change the life of these patients.” said Dr. Hammond. “I am looking forward to partnering with the Board and the management team as Alector advances its research and development programs.”

Alector's current Board members include: Arnon Rosenthal, Co-Founder and CEO of Alector; Tillman Gerngross, Co-Founder of Alector and CEO of Adimab; Lou J. Lavigne Jr., former CFO of Genentech; Terry McGuire, Partner, Polaris Venture Partners, Richard Scheller, former EVP of Research at Genentech and former CSO of 23andMe; David Wehner, CFO of Facebook;  and Kristine Yaffe, Professor, UCSF.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector is developing a broad portfolio of programs designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. The Company’s product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

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